Exhibit 4.6

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of October 11, 2019 (this “Seventh Supplemental Indenture”), among MEDCO HEALTH SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), CIGNA CORPORATION, a corporation organized and existing under the laws of the State of Delaware, and the Company’s parent company (“Cigna”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of March 18, 2008 (the “Base Indenture” and, as amended, supplemented and otherwise modified on or prior to the date hereof, including by this Seventh Supplemental Indenture, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms specified at the time of issuance;

WHEREAS, pursuant to the Indenture, the Company has issued its 4.125% Senior Notes due 2020 (the “Securities”), and certain terms of the Securities are contained in the reverse of the Global Security for the Securities (the “Reverse of Security”);

WHEREAS, Section 902 of the Base Indenture provides that the Indenture may be amended with the consent of Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture (the “Requisite Consents”), subject to certain exceptions specified in Section 902 of the Base Indenture;

WHEREAS, Cigna, has, on the Company’s behalf, solicited consents (the “Consent Solicitation”) from eligible holders of the Securities to effectuate certain proposed amendments to the Indenture as set forth herein (the “Proposed Amendments”), pursuant to the terms of Cigna’s Offering Memorandum and Consent Solicitation Statement, dated as of September 26, 2019;

WHEREAS, the Requisite Consents for the adoption of the Proposed Amendments have been obtained, and this Seventh Supplemental Indenture complies with the requirements of Article Nine of the Base Indenture and is authorized and permitted by the Indenture, all as certified by an Officer’s Certificate delivered by certain officers of the Company to the Trustee simultaneously with the execution and delivery of this Seventh Supplemental Indenture;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Seventh Supplemental Indenture for the purpose of amending the Indenture to adopt the Proposed Amendments as permitted by Section 902 of the Base Indenture; and

1

WHEREAS, the execution and delivery of this Seventh Supplemental Indenture has been authorized by a Board Resolution.

NOW, THEREFORE, for and in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

SECTION 1. Capitalized Terms. For purposes of this Seventh Supplemental Indenture:

(a)                      Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture;

(b)                     All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)                      The terms “herein,” hereof,” “hereunder” and other words of similar import refer to this Second Supplemental Indenture.

SECTION 2. Proposed Amendments. The following provisions of the Base Indenture and the Reverse of Security shall, from the date hereof, no longer be applicable to the Securities:

Section 501(4) of the Base Indenture	Events of Default (provision with respect to default in the performance, or breach of any covenant or warranty of the company in any material respect for a period of 60 days without cure)
Section 501(5) of the Base Indenture	Events of Default (cross acceleration and payment default)
Section 704 of the Base Indenture	Reports by Company
Section 801(2) of the Base Indenture	Company May Consolidate, etc., Only on Certain Terms (provision requiring no Event of Default shall have occurred and be continuing after giving effect to such transaction)
Section 1005 of the Base Indenture	Payment of Taxes and Other Claims
Section 1006 of the Base Indenture	Restrictions on Liens
Section 1007 of the Base Indenture	Statement by Officers as to Default
2

Section 1009 of the Base Indenture	Restrictions on Sale and Leasebacks
Section 3 of the Reverse of Security	Repurchase upon a Change of Control

Any and all references to any provisions of the Indenture or the Global Security for the Securities (which, for the avoidance of doubt, includes the Reverse of Security) which are not applicable to the Securities by virtue of any provision of this Seventh Supplemental Indenture and any and all obligations thereunder related solely to such deleted provision throughout the Indenture or the Global Security for the Securities are of no further force or effect with respect to the Securities. Any and all terms defined in the Indenture or the Global Security for the Securities which are used in any provision of the Indenture or Global Security for the Securities which are not applicable to the Securities by virtue of any provision of this Seventh Supplemental Indenture and which are not otherwise used in any other provision of the Indenture or Global Security for the Securities not affected by this Seventh Supplemental Indenture are hereby deleted in full.

SECTION 3. Integral Part; Effect of Supplement on Indenture. This Seventh Supplemental Indenture constitutes an integral part of the Indenture. Except for the amendments and supplements made by this Seventh Supplemental Indenture, the Base Indenture and the Global Security for the Securities shall remain in full force and effect as executed.

SECTION 4. Adoption, Ratification and Confirmation. The Indenture, as supplemented by this Seventh Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

SECTION 5. Trustee Not Responsible for Recitals. The recitals in this Seventh Supplemental Indenture are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.  The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture.

SECTION 6. Counterparts. This Seventh Supplemental Indenture may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and all of which shall constitute but one and the same instrument.

SECTION 7. Governing Law. This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

SECTION 8. Conflict with Trust Indenture Act. If any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern this Seventh Supplemental Indenture, the latter provision shall control.  If any provision of this Seventh Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall

3

be deemed to apply to the Seventh Supplemental Indenture as so modified or to be excluded, as the case may be.

[The rest of this page has been intentionally left blank]

4

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first above written.

CIGNA CORPORATION
By:	/s/ Timothy Buckley
Name:	Timothy Buckley
Title:	Vice President and Treasurer

MEDCO HEALTH SOLUTIONS, INC.
By:	/s/ Bradley Phillips
Name:	Bradley Phillips
Title:	Vice President

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven Vaccarello
Name:	Steven Vaccarello
Title:	Vice President

[Signature Page to Seventh Supplemental Indenture to Medco Indenture 3.18.2008]